PROSPECTUS SUPPLEMENT NO. 10                   Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 PROSPECTUS SUPPLEMENT DATED OCTOBER 13, 2004


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         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.


                                             COMMON STOCK                           COMMON STOCK TO BE    PERCENTAGE
                                          BENEFICIALLY OWNED      COMMON STOCK      BENEFICIALLY OWNED      OF ALL
                                                AS OF           OFFERED IN THIS         AFTER THIS          COMMON
                 NAME                    OCTOBER 12, 2004 (1)    PROSPECTUS (1)        OFFERING (1)        STOCK (2)
                 ----                    --------------------    --------------        ------------        ---------


American Community Mutual Ins. Co.              1,714                 1,714                 --                --
Bear, Stearns & Co. Inc.                      291,785               291,785                 --                --
Chrysler Corporation Master Retirement
    Trust (3)                                  96,785                96,785                 --                --
Coda Capital ND Portfolio                       4,285                 4,285                 --                --
Deephaven Domestic Convertible Trading
    Ltd.                                      199,642               199,642                 --                --
Delta Air Lines Master Trust - CV (3)          22,357                22,357                 --                --
Delta Pilots Disability & Survivorship
    Trust - CV (3)                             10,285                10,285                 --                --
F.M. Kirby Foundation, Inc. (3)                16,428                16,428                 --                --
Injured Workers Insurance Fund of
    Maryland                                   21,428                21,428                 --                --
International Truck & Engine
    Corporation Non-Contributory
    Retirement Plan Trust (3)                  11,428                11,428                 --                --
International Truck & Engine
    Corporation Retiree Health Benefit
    Trust (3)                                   5,642                 5,642                 --                --
International Truck & Engine
    Corporation Retirment Plan for
    Salaried Employees Trust (3)               12,428                12,428                 --                --
Microsoft Corporation (3)                      29,357                29,357                 --                --
Midwest Medical Insurance Company (4)           4,999                 4,999                 --                --
Motion Picture Industry Health Plan -
    Active (3)                                  1,642                 1,642                 --                --
Motion Picture Industry Health Plan -
    Retiree (3)                                   785                   785                 --                --
OCM Convertible Trust (3)                      32,357                32,357                 --                --
OCM Global Convertible Securities
    Fund (3)                                    2,071                 2,071                 --                --
Partner Reinsurance Company Ltd. (3)            9,928                 9,928                 --                --
Qwest Occupational Health Trust (3)             3,428                 3,428                 --                --
Sphinx Convertible Arbitrage Fund SPC           7,499                 7,499                 --                --
State Employees' Retirement Fund of
    the State of Delaware (3)                  19,071                19,071                 --                --
Travelers Indemnity Company -
    Commercial Lines (3)                        4,428                 4,428                 --                --
Travelers Indemnity Company - Personal
    Lines (3)                                   2,857                 2,857                 --                --
UnumProvident Corporation (3)                   8,785                 8,785                 --                --
Vanguard Convertible Securities Fund,
    Inc. (3)                                  371,428               371,428                --                 --
White River Securities L.L.C                  291,785               291,785                --                 --

                              TOTAL (4)     6,160,708             6,160,708                --                 --

________________

1.   For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of October 12, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2.   For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of October 12, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of October 12, 2004, have been converted.

3.   We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

4.   We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control of Zazove Associates, LLC, which has voting control and investment discretion with respect to these shares.

5.   Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments).
     We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.
